Exhibit 4.1

AAVone License - Terms of Agreement

Between AAVnerGene Inc. and Klotho Neurosciences, Inc. (“KLTO”)

The License Terms of Agreement and collaboration (the “Agreement”) sets forth the terms of an exclusive license and the activities and deliverables associated with a license for KLTO to utilize the AAVone and potentially the AAVShD platform technologies developed by AAVnerGene. The primary activities are associated with a deliverable related to a product candidate called KLTO-202 which targets amyotrophic lateral sclerosis and other rare motor neuron diseases of mankind.

The core intellectual property of AAVnerGene being licensed to KLTO is critical to the success of KLTO’s product development programs. If the patent applications do not result in a patent being granted and issued, the monetary payments and terms of the yet-to-be-executed “Definitive License Agreement” may be amended by the two parties at some future date.

Part I and Part II of the agreement will ultimately result in Part III, the GMP production of KLTO’s gene therapy candidates designated KLTO-202 and potentially Part IV and Part V. KLTO-101 and a third candidate, KLTO-303, may also be developed once a successful outcome and a collaborative relationship has been shown with KLTO-202.

Part I. AAVone Production Platform License Terms and Scope

1.	License Scope

(a). AAVnerGene Inc. hereby grants Klotho Neurosciences the exclusive and global right to use the AAVone platform for development, manufacturing, and commercialization of gene therapy products based on the human Klotho gene isoforms for three clinical programs targeting:

■	CNS-targeted secreted Klotho (Alzheimer’s and ALS - KLTO-101);

■	Neuromuscular-targeted secreted Klotho (ALS - KLTO-202)

■	Full-length human soluble- Klotho (KLTO-303)

This exclusivity applies solely to these three pipelines based on human Kloto gene and does not extend to other therapeutic areas and genes unless otherwise agreed in writing.

(b). The current gene constructs (promoter and s-KL gene sequences) will be provided by KLTO investigators and used to create the AAVone construct. A second-generation “optimization program” for KLTO-202 may be funded and operationalized at some point in the future.

(c). Scope – KLTO-202:

●	Subclone GOI and (Heidelberg) capsid to AAVone

●	Procedure optimization for small scales

●	One batch 5 L-scale production and QC release

●	Stability program for 4 time points.

Deliverables:

●	pAAVone plasmids carrying GOI and (Heidelberg) Capsid

●	One batch 5 L Drug Product

●	Batch record

●	Certificate of Analysis (CoA)

●	Stability report

(d). Scope – KLTO-101

●	Subclone GOI and (CNS targeted) capsid to AAVone

●	Procedure optimization for small scales

●	One batch 5 L-scale production and QC release

●	Stability program for 4 time points.

Deliverables:

●	pAAVone plasmids carrying GOI and (CNS targeted) Capsid

●	One batch 5 L Drug Product

●	Batch record

●	Certificate of Analysis (CoA)

●	Stability report

(e). Part I Fees – two constructs – KLTO-101 and KLTO-202

Fee：$50,000 per candidate/pipeline; $100,000 for 2 candidates and $150,000 for three candidates.

Duration: 3 months

Part II. Preclinical License Stage & Tech Transfer to CDMO

License	Payment due	KLTO-202	KLTO-101	KLTO-303
AAVone License	Upfront	$150,000	$200,000	$300,000
AAVone license	Maintenance	Free	Free	Free
Tech transfer	Upon Delivery	$100,000	$100,000	$200,000
Total		$250,000	$300,000	$500,000

Part III. Tech Transfer and CDMO Manufacturing – (Outsourced- N/A)

Stage	Price (USD)
Project Management and Technology Transfer	100,000
Establishment and Manufacture of Transfer Plasmid	$250,000
Process Development (2L, 10L, 50L)	$700,000
Analytical Development & Qualification	$200,000
GMP HEK293 Cell Banking & Characterization	$250,000
High-quality Grade Engineering Run (50L)	$500,000
GMP Manufacture (50L)	$700,000
Stability	$200,000
Total	$2,900,000

Part IV. Clinical License (Milestone-Based)

AAVone clinical License /indication	Payment due	KLTO-202 (USD)	KLTO-101 (USD)	KLTO-303 (USD)
Upon IND filling and Phase I/II trials	Once IND NTC# is being awarded	$150,000	$200,000	$300,000
Phase III	Upon completion of six (6) months of dosing in a Phase III clinical trial	$150,000	$200,000	$300,000
BLA	1 month post approval	$1,000,000	$1,500,000	$2,000,000
Total		$1,300,000	$1,900,000	$2,600,000

Part V. Commercial License Terms (Global and Exclusive License)

Royalty: 2% of Net Sales of licensed AAVone-based commercial products

<Signature Page Follows>

Signature Page

AVVnerGene, Inc. and Klotho Neurosciences, Inc. agree to the general terms of this term sheet Agreement. A final definitive License Agreement shall be drafted incorporating the terms of this Agreement.

As agreed to on this date: July 16, 2025

Klotho Neurosciences, Inc.		AVVnerGene, Inc.

Signature:		Signature:

/s/ Joseph Sinkule		/s/ Daozhan Yu
Name:	Dr. Joseph Sinkule	Name:	Daozhan Yu
Title:	CEO and Chairman	Title:	CEO and Founder

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